                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   NINE MONTHS
                                                        --------- -------------
                                                        1996 1995  1996   1995
                                                        ---- ---- ------ ------
EARNINGS:
Income before minority interests and income taxes.....  $555 $487 $1,924 $1,269
Fixed charges, exclusive of capitalized interest......   157  143    481    442
                                                        ---- ---- ------ ------
                                                        $712 $630 $2,405 $1,711
                                                        ==== ==== ====== ======
FIXED CHARGES:
Interest charged to expense...........................  $122 $111 $  379 $  347
Interest portion of rental expense and amortization of
 deferred loan costs..................................    35   32    102     95
                                                        ---- ---- ------ ------
Fixed charges, exclusive of capitalized interest......   157  143    481    442
Capitalized interest..................................     7    7     21     20
                                                        ---- ---- ------ ------
                                                        $164 $150 $  502 $  462
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges....................  4.34 4.20   4.79   3.71
                                                        ==== ==== ====== ======

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